UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	57-1003983
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

4055 Faber Place Drive, Suite 201	29405
North Charleston, South Carolina	(Zip Code)
(Address of Principal Executive Offices)

POLYMER GROUP, INC.
2005 EMPLOYEE RESTRICTED STOCK PLAN

(Full Title of the Plan)

Daniel L. Rikard

Vice President, General Counsel and Secretary

4055 Faber Place Drive, Suite 201

North Charleston, South Carolina 29405

(843) 329-5151

(Name and Address of Agent for Service)

With copies to:

R. Douglas Harmon

Parker, Poe, Adams & Bernstein L.L.P.

401 South Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Telephone: (704) 372-9000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock	482,000 shares	$23.95	(2)	$11,543,900	$1,236

(1)           Represents 482,000 shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”), to be issued pursuant to the Polymer Group, Inc. 2005 Employee Restricted Stock Plan (the “2005 Restricted Stock Plan”).  Pursuant to Rule 416, this Registration Statement shall be deemed to cover any additional shares of Class A Common Stock which may be issuable pursuant to the antidilution provisions of the 2005 Restricted Stock Plan.

(2)           Estimated solely for purposes of calculating the aggregate offering price and the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s Class A Common Stock reported on the Over-the-Counter Bulletin Board on January 13, 2006, which prices were $24.19 and $23.70, respectively.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  These documents need not be, and will not be, filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.                              Incorporation of Documents by Reference.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  Polymer Group, Inc. (the “Company” or the “Registrant”) incorporates by reference the documents listed below.

(i)                         The Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005;

(ii)                      The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2005 (including Amendment No. 1 thereto), July 2, 2005 and October 1, 2005;

(iii)                   The Company’s Current Reports on Form 8-K dated January 21, 2005, February 4, 2005, March 21, 2005, March 23, 2005, April 4, 2005, May 5, 2005, June 14, 2005, August 10, 2005, August 24, 2005, September 16, 2005, September 27, 2005, October 5, 2005, October 11, 2005, November 3, 2005, November 28, 2005 and January 6, 2006; and

(iv)                  The description of the Company’s Class A Common Stock, par value $0.01 per share, included in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 6, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.          Indemnification of Officers and Directors

The Company is incorporated under the laws of the State of Delaware. Its Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), that, to the fullest extent permitted by the DGCL, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Consequently, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for liability:

(a)          for any transaction from which the director derives an improper personal benefit;

(b)         for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(c)          for any improper payment of dividends or redemption of shares; or

(d)         for any breach of the director’s duty of loyalty to the Company or its stockholders.

The Amended and Restated Bylaws of the Company further provide, as permitted by Section 145 of the DGCL, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an “indemnitee”), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification. The Company may also, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the Company would otherwise have the power to indemnify such person under Section 145 of the DGCL.

The Amended and Restated Bylaws of the Company provide that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Item 8.          Exhibits

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 99.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 16, 2005.

5.1	Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of securities registered.

10.1	Polymer Group, Inc. 2005 Employee Restricted Stock Plan.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to this Registration Statement).

Item 9.          Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Charleston, State of South Carolina, on this 19th day of January, 2006.

POLYMER GROUP, INC.

By:	/s/ James L. Schaeffer
James L. Schaeffer
Chief Executive Officer

By:	/s/ Willis C. Moore III
Willis C. Moore III
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 19, 2006.

Signature	Title

/s/ James L. Schaeffer	Chief Executive Officer and Director
James L. Schaeffer	(principal executive officer)

/s/ Willis C. Moore III	Chief Financial Officer
Willis C. Moore III	(principal financial and accounting officer)

/s/ William B. Hewitt	Chairman of the Board of Directors
William B. Hewitt

/s/ Pedro Arias	Director
Pedro Arias

/s/ Ramon Betolaza	Director
Ramon Betolaza

/s/ Lap Wai Chan	Director
Lap Wai Chan

/s/ Eugene Linden	Director
Eugene Linden

/s/ James Ovenden	Director
James Ovenden

/s/ Michael Watzky	Director
Michael Watzky